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                                                                    EXHIBIT 10.4



                                     TEKELEC
                             26580 West Agoura Road
                           Calabasas, California 91302
                                Tel 818.880.5656
                                Fax 818.880.6993


                                February 10, 1998


VIA FEDERAL EXPRESS                                    PERSONAL AND CONFIDENTIAL

Michael L. Margolis
6934 Rocky Top Circle
Dallas, TX  75252

Dear Michael:

        On behalf of Tekelec, I am pleased to offer you employment as Chief Executive Officer and President of Tekelec, on the terms and conditions set forth in this letter. As Tekelec's Chief Executive Officer and President, you will report directly to the Board of Directors and will have such duties and responsibilities as are set forth in Tekelec's Bylaws and as may be delegated to you from time to time by the Board. As Chief Executive Officer and President, it is expected that you will be principally responsible for developing and implementing the tactical and strategic goals for Tekelec, in addition to managing the day-to-day operations of Tekelec. You may select your start date so long as it is on or before March 20, 1998. Effective upon the commencement of your employment with Tekelec, you will be elected to the Board of Directors.

        Your compensation and benefits will be as follows:

        1. Your starting annual base salary will be $300,000 (i.e., $11,538.46 per bi-weekly period).

        2. You will be eligible to participate in Tekelec's 1998 Officer Bonus Plan, subject to the Board of Directors' approval of such Plan, with your participation to be calculated as if you were a full time employee as of January 1, 1998 and determined in accordance with a percentage of your 1998 base salary. Under the terms of the 1998 Officer Bonus Plan, you will be eligible to receive up to 70% of your annual base salary as a cash bonus if Tekelec achieves certain financial milestones in 1998. For 1998, you will be guaranteed a minimum bonus equal to $105,000 which will be paid during the first quarter of 1999.

        3. You will be entitled to take at least four weeks personal time annually.


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Michael L. Margolis
February 10, 1998
Page 2


        4. You will receive applicable benefits, including health, dental, vision, long-term disability and life insurance, as are generally provided to Tekelec's executive officers.

        5. You will be offered the opportunity to participate in Tekelec's Employee Stock Purchase Plan and 401(k) Plan upon your satisfaction of the eligibility requirements for such plans.

        6. You will be covered by Tekelec's Officer Severance Plan (a copy of which has been previously provided to you).

        7. Tekelec will pay you up to a maximum of $100,000 to reimburse you for your accountable costs incurred in relocating to California or North Carolina, including the anticipated commissions and fees for the sale of your current home, losses incurred on the sale of your current home, the closing costs you incur in connection with your purchase of a home in California or North Carolina, your actual out-of-pocket travel, moving, rental and other expenses relating to your relocation and the associated income taxes payable by you with respect to your receipt of such reimbursement. In addition, the Company will reimburse you for the costs of temporary housing in California or North Carolina pending your relocation (up to a maximum of six months) and the reasonable transportation expenses you incur traveling to such location.

        8. The Compensation Committee of Tekelec will grant to you stock options (incentive stock options to the maximum extent permitted under law, with the balance being nonstatutory stock options) under Tekelec's 1994 Stock Option Plan (the "Plan"), effective as of your start date, to purchase 185,000 shares of Tekelec Common Stock ("Options"). The exercise price of your Options will be equal to the closing price of Tekelec's Common Stock on your start date (as reported in The Wall Street Journal on the first business day following your start date). Your Options will vest to the extent of 37,000 shares on the one-year anniversary of your start date. The remaining 148,000 shares will vest and become exercisable cumulatively in 16 equal quarterly installments of 9,250 shares each, with the first installment vesting on June 30, 1999 and one additional installment vesting on the last day of each calendar quarter thereafter as long as you remain an employee of Tekelec. Your Options will expire, to the extent previously unexercised, upon the earlier of ten years from the date of grant or not less than three months after you cease to be a Tekelec employee. The Options will in all respects be subject to the terms and provisions of the Plan and the stock option agreement evidencing the grant of the Options. In addition to the foregoing grant, it is anticipated that the Compensation Committee will periodically, typically annually, consider whether additional options should be granted to you while you remain Chief Executive Officer and President.


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Michael L. Margolis
February 10, 1998
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        9.     The Board of Directors will grant you a restricted stock award of
15,000 shares ("Restricted Shares"). The Restricted Shares will vest in five equal annual installments of 3,000 shares each, with the first installment vesting on the one-year anniversary of your start date and one additional installment vesting on each anniversary thereafter provided that you remain an employee of Tekelec.

        10. If your employment with Tekelec is terminated by either you or Tekelec under circumstances entitling you to severance benefits under the Tekelec Officer Severance Plan and you execute and deliver to Tekelec an Employment Separation Agreement (in the form attached to the Officer Severance
Plan), then your Options and Restricted Shares will fully vest as of the effective date of your termination to the extent then unvested.

        You have advised us that you propose to resign as Executive Vice President, Global Accounts of, and from all other positions that you hold with, the Ericsson Group ("Ericsson") no later than the date of your acceptance of this offer. We understand that you believe that you can become and act as Chief Executive Officer and President of Tekelec under the conditions anticipated in this letter agreement without violating any of the provisions of your current employment agreement with Ericsson (the "Ericsson Agreement"), including its confidentiality provisions (a copy of which is attached hereto as Attachment I). In any event, we expect you to strictly observe, and to comply fully with, all the provisions of the Ericsson Agreement during its term (including any provisions that survive the termination of that agreement), and to refrain from taking any action, or causing any action to be taken, that would directly or indirectly violate any provision thereof. By signing the enclosed copy of this letter, you unconditionally agree to strictly observe and to comply fully with all the terms and provisions of the Ericsson Agreement during its term and represent and warrant that you are not currently subject to any express or implied contractual obligations to any former or current employers under any proprietary rights, confidentiality, non-competition or other agreements or understandings except for the Ericsson Agreement. If you ever have any concerns that the duties or responsibilities assigned to you may violate or have violated the Ericsson Agreement, you agree to promptly notify in writing our legal counsel, Bryan Cave LLP, 120 Broadway, Suite 500, Santa Monica, California 90401, Facsimile: (310) 576-2200, Attention: Ronald W. Buckly.

        You are aware that Tekelec prohibits employees from unlawfully using confidential or proprietary information belonging to any other person or entity. By signing the enclosed copy of this letter, you agree not to disclose or use or induce Tekelec or any of its employees to use any trade secrets or confidential or proprietary information belonging to Ericsson.


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Michael L. Margolis
February 10, 1998
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        As a condition of commencing your employment with Tekelec, you will be required to sign Tekelec's standard "Confidentiality and Non-Disclosure Agreement and Assignment of Rights" (a copy of which will be provided to you under separate cover). As with every Tekelec employee, you reserve the right to terminate your employment at any time, and we reserve the right to terminate your employment at will. We hope and expect, however, that this will be a long and mutually beneficial relationship.

        This letter agreement contains our entire understanding with respect to your employment with Tekelec and replaces and supersedes that letter agreement dated February 6, 1998 previously provided to you. The provisions of this letter may be amended only by a writing signed by you and Tekelec. If you have any questions about the meaning of any of the terms or provisions included herein, please let me know at your earliest convenience. This letter agreement shall be construed under the laws of California.

        Michael, we believe that you will provide Tekelec with the leadership, vision and management and other expertise and experience needed to continue Tekelec as a growth company and, in turn, believe that Tekelec can provide you with opportunities for professional growth and financial return. We look forward to working with you and to a mutually fulfilling and rewarding relationship.

        If this letter agreement is acceptable to you, then please acknowledge your acceptance by signing and dating the enclosed copy of this letter agreement where indicated below and returning such signed copy to Bryan Cave LLP in the enclosed Federal Express envelope for receipt no later than February 13, 1998.

                                       Sincerely,

                                       DANIEL L. BRENNER

                                       Daniel L. Brenner
                                       Chairman of the Compensation Committee
                                          of the Board of Directors of Tekelec

Acknowledged and Accepted:


        Michael L. Margolis                        Date:  February 11, 1998
-----------------------------------                      ---------------------
        Michael L. Margolis


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                                  ATTACHMENT I

5.      Confidentiality.

        (a) As used herein, the term "Confidential Information" refers to all information, oral or written, belonging to, used by or in the possession of EUS and not generally known to others outside of EUS. Such Confidential Information includes, but is not limited to, proprietary, secret or confidential matters relating to the business, products, or work of EUS (i) of a technical nature such as methods, know-how, formulas, compositions, processes, computer software, discoveries, machines, inventions, and research projects; (ii) of a business or commercial nature such as information or compilation of data about costs, pricing, profits, sales, product plans, markets and lists of customers; (iii) pertaining to past or future developments or strategies such as research development, negative test results, future marketing, and merchandising; or (iv) which confer or could confer an advantage to EUS over its competitors.

        (b) Margolis acknowledges that all of the Confidential Information is and shall continue to be the exclusive proprietary property of EUS, whether or not prepared in whole or in part by Margolis, whether or not disclosed to or entrusted to the custody of Margolis by EUS or by any other person or entity or independently learned by Margolis and whether or not Margolis gained knowledge of such Confidential Information prior to or after the date of this Agreement.

        (c) Margolis agrees that he will not disclose any Confidential Information of EUS, in whole or in part, to any person or entity, for any reason or purpose whatsoever, unless EUS shall have given its written consent to such disclosure. Margolis further agrees that he shall use, in any manner other than for and in the course of Margolis' furtherance of EUS' business, any Confidential Information of EUS for Margolis' own purposes or for the benefit of any other person or entity except EUS unless EUS shall have given its prior written consent to such use.

        (d) Margolis further agrees that upon demand from EUS, he will immediately surrender to EUS all items in his possession, or in the possession of any person or entity under his control, including copies thereof, relating directly or indirectly to any Confidential Information, or relating directly or indirectly to the business of EUS.